                                                                    EXHIBIT 12.1

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                                        PRO FORMA RATIO OF EARNINGS
                                                    RATIO OF EARNINGS TO FIXED CHARGES                        TO FIXED CHARGES

                                                      YEAR ENDED                      SIX MONTHS ENDED  YEAR ENDED SIX MONTHS ENDED
                                                        JUNE 30,                        DECEMBER 31,      JUNE 30,   DECEMBER 31,
                                     1997      1998      1999      2000      2001      2000      2001       2001         2001
                                   ------------------------------------------------  ------------------   ---------------------
PRETAX INCOME                      $ 77,794  $ 72,094  $ 14,429  $102,761  $ 45,067  $ 44,230  $ 23,608   $ 37,868     $ 19,634

FIXED CHARGES:
 INTEREST ON INDEBTEDNESS            23,640    24,885    23,641    18,507    24,950    11,345    11,600     31,244       15,243
 AMORTIZATION OF DEBT ISSUE COSTS       491       274       382       465       675       266       459      1,580          790
 LEASE EXPENSE -- INTEREST PORTION    2,272     2,215     2,276     4,214     7,714     3,940     3,327      7,714        3,327
                                   ------------------------------------------------  ------------------   ---------------------
TOTAL FIXED CHARGES                $ 26,403  $ 27,374  $ 26,299  $ 23,186  $ 33,339  $ 15,551  $ 15,386   $ 40,538     $ 19,360

                                        3.9       3.6       1.5       5.4       2.4       3.8       2.5        1.9          2.0